Exhibit 5.1

October 28, 2021

To:

Arbe Robotics Ltd.

107 HaHashmonaim St.

Tel Aviv-Yafo

Israel

Re: Arbe Robotics Ltd.

Ladies and Gentlemen

We have acted as Israeli counsel to Arbe Robotics Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a registration statement on Form F-1 (the “Registration Statement”) registering  of 57,212,314 Ordinary Shares of the Company, par value NIS 0.000216 per share (“Ordinary Shares”) of which (i) 56,984,355 outstanding Ordinary Shares held by the selling shareholders listed therein (“Selling Shareholders” and the “Selling Shareholders’ Shares”) and 227,959 Ordinary Shares issuable upon exercise of warrants held by one of the Selling Shareholders (“Warrant Shares”). This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K promulgated by the United States Securities and Exchange Commission (the “SEC”).

In rendering the opinions set forth below, we have examined solely copies of: (i) the Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is filed as an exhibit; (ii) the Articles of Association of the Company, as currently in effect (the “Articles”); (iii) the Business Combination Agreement dated as of March 18, 2021, as amended (“BCA”), by and among Industrial Tech Acquisitions, Inc., a Delaware corporation, the Company and Autobot MergerSub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company, (iv) resolutions of the board of directors of the Company and the shareholders of the Company, which have heretofore been approved and which relate, inter alia, to the Registration Statement, the Recapitalization, as described in the Registration Statement, and to the consummation of the transactions contemplated by the BCA; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied exclusively, without independent investigation or verification, upon certificates of, and other communications with, officers of the Company. We have also made inquiries of such officers, and such examinations of Israeli laws as we have deemed relevant and necessary in order to enable us to express the opinions hereinafter set forth.

In making the examination described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity, conformity and completeness of all documents submitted to us and the legal capacity and due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, we have assumed the veracity of all facts communicated to us by the Company and its officers, and we have assumed that all consents, resolutions and minutes of meetings of the Company’s board of directors, of committees thereof and of the shareholders or any class thereof, which have been provided to us are complete, true and accurate, have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws and that there are no additional consents, resolutions and minutes which have not been presented to us. As to all questions of fact material to these opinions, that have not been independently established, we have relied upon certificates or comparable documents of officers of the Company.

The opinions set forth herein are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance and transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and secured parties; (ii) the effect of general principles of equity, whether applied in a proceeding in equity or at law, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies; (iii) the exercise of judicial or administrative discretion; (iv) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (v) the effect of statutes of limitations; and (vi) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that: (i) the Selling Shareholders’ Shares have been duly authorized, and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized, and when issued pursuant to the terms of the Warrant, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters governed by the laws of the State of Israel, and we express no opinion with respect to the laws of any other country, state or jurisdiction or with respect to any matter governed by such laws. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, in respect of any other matters.

The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of any such changes or to update our opinions.

The opinions expressed herein represent the judgment of this law firm as to the legal matters addressed herein but they do not constitute guarantees or warranties as to how a court may rule on such matters and should not be construed as such.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the section of the Registration Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

This opinion is being delivered to you solely for your information in connection with the above matter and may not be relied upon in any manner by any other person and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

Very truly yours,

/s/ Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron
Erdinast, Ben Nathan, Toledano & Co. with Hamburger Evron